                                                                     EXHIBIT 4.9

                               SECURITY AGREEMENT

                                      among

                                  infoUSA INC.,

                           CERTAIN OF ITS SUBSIDIARIES

                                       and

                     WELLS FARGO BANK, NATIONAL ASSOCIATION,

                               as COLLATERAL AGENT

                        --------------------------------

                           Dated as of March 25, 2004

                        --------------------------------

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                                TABLE OF CONTENTS

                                                                                                                 PAGE
ARTICLE I  SECURITY INTERESTS...................................................................................    2
         1.1      Grant of Security Interests...................................................................    2
         1.2      Power of Attorney.............................................................................    3

ARTICLE II  GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS...................................................    3
         2.1      Necessary Filings.............................................................................    3
         2.2      No Liens......................................................................................    3
         2.3      Other Financing Statements....................................................................    4
         2.4      Chief Executive Office, Record Locations......................................................    4
         2.5      Jurisdiction of Organization..................................................................    4
         2.6      Location of Inventory and Equipment...........................................................    4
         2.7      Recourse......................................................................................    5
         2.8      Names, Trade Names; Change of Name............................................................    5
         2.9      Investment Related Property...................................................................    5
         2.10     Non-Assignable Collateral.....................................................................    5

ARTICLE III  SPECIAL PROVISIONS CONCERNING RECEIVABLES; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER.............    6
         3.1      Additional Representations and Warranties.....................................................    6
         3.2      Maintenance of Records........................................................................    6
         3.3      Direction to Account Debtors; Contracting Parties; etc........................................    6
         3.4      Modification of Terms; etc....................................................................    7
         3.5      Collection....................................................................................    7
         3.6      Instruments...................................................................................    7
         3.7      Assignors Remain Liable Under Receivables.....................................................    7
         3.8      Assignors Remain Liable Under Contracts.......................................................    8

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
         3.9      Changes of Name, Jurisdiction or Organization, etc............................................    8
         3.10     Purchase Money Security Interests.............................................................    8
         3.11     Protection of the Collateral Agent's Security.................................................    8
         3.12     Further Actions...............................................................................    9

ARTICLE IV  SPECIAL PROVISIONS CONCERNING TRADEMARKS............................................................    9
         4.1      Additional Representations and Warranties.....................................................    9
         4.2      Licenses and Assignments......................................................................    9
         4.3      Infringements.................................................................................    9
         4.4      Preservation of Marks.........................................................................   10
         4.5      Maintenance of Registration...................................................................   10
         4.6      Future Registered Marks.......................................................................   10
         4.7      Remedies......................................................................................   10

ARTICLE V  SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADE SECRETS..................................   11
         5.1      Additional Representations and Warranties.....................................................   11
         5.2      Licenses and Assignments......................................................................   11
         5.3      Infringements.................................................................................   11
         5.4      Maintenance of Patents or Copyright...........................................................   11
         5.5      Prosecution of Patent Applications............................................................   12
         5.6      Future Patents and Copyrights.................................................................   12
         5.7      Remedies......................................................................................   12

ARTICLE VI  PROVISIONS CONCERNING ALL COLLATERAL................................................................   12
         6.1      Protection of Collateral Agent's Security.....................................................   13
         6.2      Warehouse Receipts Non-negotiable.............................................................   13
         6.3      Further Actions...............................................................................   13

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
         6.4      Financing Statements..........................................................................   13
         6.5      Authorization to File.........................................................................   13

ARTICLE VII  REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT.......................................................   14
         7.1      Remedies; Obtaining the Collateral Upon Default...............................................   14
         7.2      Remedies; Disposition of the Collateral.......................................................   15
         7.3      Waiver of Claims..............................................................................   16
         7.4      Application of Proceeds.......................................................................   17
         7.5      Remedies Cumulative...........................................................................   19
         7.6      Discontinuance of Proceedings.................................................................   19

ARTICLE VIII  INDEMNITY.........................................................................................   20
         8.1      Indemnity.....................................................................................   20
         8.2      Indemnity Obligations Secured by Collateral; Survival.........................................   21

ARTICLE IX  DEFINITIONS.........................................................................................   21

ARTICLE X  MISCELLANEOUS........................................................................................   27
         10.1     Notices.......................................................................................   27
         10.2     Waiver; Amendment.............................................................................   28
         10.3     Obligations Absolute..........................................................................   28
         10.4     Successors and Assigns........................................................................   29
         10.5     Headings Descriptive..........................................................................   29
         10.6     Governing Law.................................................................................   29
         10.7     Assignor's Duties.............................................................................   29
         10.8     Termination; Release..........................................................................   29
         10.9     Counterparts..................................................................................   30
         10.10    Severability..................................................................................   30
         10.11    The Collateral Agent..........................................................................   30
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                                     -iii-

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
         10.12    Benefit of Agreement..........................................................................   30
         10.13    Additional Assignors..........................................................................   31

ANNEX A     Schedule of Names and Jurisdictions of Organization
ANNEX B     Schedule of Chief Executive Offices/Record Locations
ANNEX C     Schedule of Inventory and Equipment Location
ANNEX D     Schedule of Trade and Fictitious Names
ANNEX E     Schedule of Marks
ANNEX F     Schedule of Patents
ANNEX G     Schedule of Copyrights
ANNEX H     Investment Related Property
ANNEX I     Form of Grant of Security Interest in United States Trademarks and
             Patents
ANNEX J     Form of Grant of Security Interest in United States Copyrights

                  THIS SECURITY AGREEMENT, dated as of March 25, 2004, is made by each of the undersigned assignors (each an "Assignor" and, together with any other entity that becomes an assignor hereunder pursuant to Section 10.13 hereof, the "Assignors") in favor of Wells Fargo Bank, National Association, as Collateral Agent together with any successor collateral agent (the "Collateral Agent"), for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as so defined.

                  WHEREAS, infoUSA Inc. (the "Borrower"), the financial institutions from time to time party thereto in the capacity of a lender (in such capacity, the "Lenders"), and Wells Fargo Bank, National Association, as administrative agent (together with any successor administrative agent, the "Administrative Agent"), have entered into a Credit Agreement, dated as of March 25, 2004, providing for the making of Loans to, and the issuance of Letters of Credit for the account of, the Borrower as contemplated therein (as amended, modified or supplemented from time to time, the "Credit Agreement") (the Lenders, the Administrative Agent, the Issuing Lender and the Collateral Agent are herein called the "Lender Creditors");

                  WHEREAS, the Borrower may at any time and from time to time enter into one or more Interest Rate Protection Agreements or Other Hedging Agreements with one or more Lenders or any affiliate thereof (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender's or affiliate's successors and assigns, if any, collectively, the "Other Creditors", and together with the Lender Creditors, are herein called the "Secured Creditors");

                  WHEREAS, pursuant to the Subsidiaries Guaranty, each Subsidiary Guarantor has jointly and severally guaranteed to the Secured Creditors the payment when due of all Guaranteed Obligations as described therein;

                  WHEREAS, it is a condition precedent to the making of Loans to, and the issuance of Letters of Credit for the account of, the Borrower under the Credit Agreement that each Assignor shall have executed and delivered to the Collateral Agent this Agreement; and

                  WHEREAS, each Assignor will obtain benefits from the incurrence of Loans to, and the issuance of Letters of Credit for the account of, the Borrower under the Credit Agreement and the entering into by the Borrower of Interest Rate Protection Agreements or Other Hedging Agreements and, accordingly, each Assignor desires to enter into this Agreement in order to satisfy the condition described in the preceding paragraph;

                  NOW, THEREFORE, in consideration of the benefits accruing to each Assignor, the receipt and sufficiency of which are hereby acknowledged, each Assignor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Creditors and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Creditors as follows:

                                    ARTICLE I

                               SECURITY INTERESTS

                  1.1      Grant of Security Interests.

                  (a) As security for the prompt and complete payment and performance when due of all of its Obligations, each Assignor does hereby pledge, hypothecate and grant to the Collateral Agent for the benefit of the Secured Creditors, a continuing security interest in, all of the right, title and interest of such Assignor in, to and under all of the following, whether now existing or hereafter from time to time acquired (all of the following being collectively called, the "Collateral"): all Accounts, all Chattel Paper, all Contracts, together with all Contract Rights arising thereunder, all Deposit Accounts (including any and all Cash Collateral Accounts) and all monies, securities, instruments and other investments deposited or required to be deposited in such Deposit Accounts, all Documents, all Equipment, all General Intangibles, all Goods, all Instruments, all Insurance, all Intellectual Property, all Inventory, all Investment Related Property, all Letter of Credit Rights, all letters of credit, all Marks, together with the registrations and right to all renewals thereof, and the goodwill of the business of such Assignor symbolized by the Marks, all Money, all Patents and Copyrights and all reissues, renewals or extensions thereof, all Receivables, all computer programs of such Assignor and all intellectual property rights therein and all other Proprietary Information of such Assignor, including, but not limited to, Trade Secrets Rights, all Supporting Obligations (to the extent not otherwise included above), together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all Goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any Goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such Goods; and (v) Proceeds of any and all of the foregoing.

                  (b) Notwithstanding anything herein to the contrary, in no event shall the Collateral include and no Assignor shall be deemed to have granted a security interest in, any of Assignor's right, title or interest in (i) any Intellectual Property (collectively, the "Non-Assignable Intellectual Property") to the extent that the grant of such security interest would constitute or result in the abandonment or invalidation thereof or the unenforceability of any right, title or interest of any Assignor therein; (ii) any license, contract or agreement to the extent that the grant of such security interest is prohibited by or would constitute a default under or a termination of, such license, contract or agreement (each, a "Non-assignable Contract"), and the terms restricting such grant are enforceable under applicable law (including UCC section 9-406), it being understood that each Assignor hereby agrees to use all reasonable efforts to obtain all requisite consent to enable Assignor to grant a security interest in such asset and, in any event, immediately upon the ineffectiveness, lapse or termination of any such restriction, the Collateral shall include, and Assignor shall be deemed to have granted a security interest in, all such rights and interests as if such restriction had never been in effect; or (iii) any of the

                                      -2-

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         outstanding capital stock of a Foreign Subsidiary in excess of 65% of the voting power of all classes of capital stock of such entitled to vote.

                  (c) The security interest of the Collateral Agent under this Agreement extends to all Collateral of the kind which is the subject of this Agreement which any Assignor may acquire at any time during the term of this Agreement.

                  1.2 Power of Attorney. Each Assignor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of an Event of Default (in the name of such Assignor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Assignor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be necessary or advisable to protect the interests of the Secured Creditors, which appointment as attorney is coupled with an interest.

                                   ARTICLE II

                GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

                  Each Assignor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

                  2.1 Necessary Filings. Upon (i) the filing by the Collateral Agent of appropriate financing statements in the applicable filing offices in the jurisdictions set forth in Annex A, and (ii) the filing of the appropriate Grants of Security Interest in the form of Annex I or J attached hereto in the United States Patent and Trademark Office or in the United States Copyright Office, as applicable, all filings, registrations and recordings necessary or appropriate to create, preserve and perfect the security interest granted by such Assignor to the Collateral Agent hereby in respect of the Collateral will have been accomplished and the security interest granted to the Collateral Agent pursuant to this Agreement in and to the Collateral will create a perfected security interest therein prior to the rights of all other Persons therein and subject to no other Liens (other than Permitted Liens) and will be entitled to all the rights, priorities and benefits afforded by the Uniform Commercial Code or other relevant law as enacted in any relevant jurisdiction to perfected security interests, in each case to the extent that the Collateral consists of the type of property in which a security interest may be perfected by filing a financing statement under the Uniform Commercial Code as enacted in any relevant jurisdiction or in the United States Patent and Trademark Office or in the United States Copyright Office.

                  2.2 No Liens. Such Assignor owns the Collateral purported to be owned by it and otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, will continue to own or have such rights in each item of the Collateral, in each case free and clear of any and all Liens, rights or claims of all other Persons (other than Permitted Liens). Such Assignor shall defend the Collateral against all

                                       -3
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claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent.

                  2.3 Other Financing Statements. As of the date hereof, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than financing statements filed in respect of Permitted Liens), and so long as the Termination Date has not occurred, such Assignor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Assignor or in connection with Permitted Liens.

                  2.4 Chief Executive Office, Record Locations. The chief executive office of such Assignor is located at the address indicated on Annex B hereto for such Assignor. Such Assignor will not move its chief executive office except to such new location as such Assignor may establish in accordance with the last sentence of this Section 2.4. The originals of all documents evidencing all Receivables and Contract Rights of such Assignor and the only original books of account and records of such Assignor relating thereto are, and will continue to be, kept at such chief executive office, at one or more of the other locations set forth on Annex B hereto or at such new locations as such Assignor may establish in accordance with the last sentence of this Section 2.4. All Receivables and Contract Rights of such Assignor are, and will continue to be, maintained at, and controlled and directed (including, without limitation, for general accounting purposes) from, the office locations described above or such new location established in accordance with the last sentence of this Section
2.4. No Assignor shall establish new locations for such offices until (i) it shall have given to the Collateral Agent not less than 15 days' prior written notice of its intention to do so, clearly describing such new location and providing such other information in connection therewith as the Collateral Agent may reasonably request, and (ii) with respect to such new location, it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

                  2.5 Jurisdiction of Organization. The full legal name and jurisdiction of organization of such Assignor is as set forth on Annex A. If the chief executive office or sole place of business of any Assignor is located outside of the United States, then Annex A shall also include the address of the major executive office in the United States, if any, of Assignor.

                  2.6 Location of Inventory and Equipment. All Inventory and Equipment held on the date hereof by each Assignor is located at one of the locations shown on Annex C hereto for such Assignor. Each Assignor agrees that all Inventory and Equipment now held or subsequently acquired by it shall be kept at (or shall be in transport to) any one of the locations shown on Annex C hereto, or such new location as such Assignor may establish in accordance with the last sentence of this Section 2.6. Any Assignor may establish a new location for Inventory and Equipment only if (i) it shall have given to the Collateral Agent not less than 15 days' prior written notice of its intention to do so, clearly describing such new location and providing such other information in connection therewith as the Collateral Agent may reasonably

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request and (ii) with respect to such new location, it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

                  2.7 Recourse. This Agreement is made with full recourse to each Assignor (including, without limitation, with full recourse to all assets of such Assignor) and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Assignor contained herein, in the other Secured Debt Agreements and otherwise in writing in connection herewith or therewith.

                  2.8 Names, Trade Names; Change of Name. No Assignor has or operates in any jurisdiction under, or in the preceding one year has had or has operated in any jurisdiction under, any trade names, fictitious names or other names except its legal name and such other trade or fictitious names as are listed on Annex D hereto for such Assignor. No Assignor shall change its legal name or assume or operate in any jurisdiction under any trade, fictitious or other name except those names listed on Annex D hereto for such Assignor and new names established in accordance with the last sentence of this Section 2.8. No Assignor shall assume or operate in any jurisdiction under any new trade, fictitious or other name until (i) it shall have given to the Collateral Agent not less than 15 days' prior written notice of its intention to do so, clearly describing such new name and the jurisdictions in which such new name shall be used and providing such other information in connection therewith as the Collateral Agent may reasonably request and (ii) with respect to such new name, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

                  2.9 Investment Related Property. Annex H sets forth a complete list of all Investment Related Property, including all Deposit Accounts, Securities Accounts and Commodities Accounts. Assignor has taken all actions necessary or desirable to: (a) establish the Collateral Agent's "control" (within the meaning of Section 9-106 of the Minnesota UCC) over any portion of the Investment Related Property constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements or Commodities Accounts; (b) establish the Collateral Agent's "control" (within the meaning of Section 9-104 of the Minnesota UCC) over all Deposit Accounts (including any and all Cash Collateral Accounts); and (c) to deliver all Instruments to the Collateral Agent. Assignor will not create or permit to exist any Securities Account or Deposit Account unless such Assignor shall have executed and delivered to the Collateral Agent a Control Agreement in respect of such Securities Account or Deposit Account, as the case may be. Such Assignor will not create or permit to exist any Commodities Account unless the Required Lenders shall otherwise consent.

                  2.10 Non-Assignable Collateral. Neither the Non-Assignable Intellectual Property nor the Non-Assignable Contracts are individually or collectively material to the Borrower and its Subsidiaries taken as a whole.

                                   ARTICLE III

                   SPECIAL PROVISIONS CONCERNING RECEIVABLES;
                   CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER

                  3.1 Additional Representations and Warranties. As of the time when each of its Receivables arises, each Assignor shall be deemed to have represented and warranted that such Receivable, and all records, papers and documents relating thereto (if any) are genuine and what they purport to be, and that all papers and documents (if any) relating thereto (i) will, to the knowledge of such Assignor, represent the genuine legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of labor or services or the sale or lease and delivery of the inventory, materials, equipment or merchandise listed therein, or both, and (ii) will, to the knowledge of such Assignor, be in compliance and will conform in all material respects with all applicable federal, state and local laws and applicable laws of any relevant foreign jurisdiction.

                  3.2 Maintenance of Records. Each Assignor will keep and maintain at its own cost and expense accurate records of its Receivables and Contracts, including, but not limited to, originals of all documentation (including each Contract) with respect thereto, records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith, and such Assignor will make the same available on such Assignor's premises to the Collateral Agent for inspection, at such Assignor's own cost and expense, at any and all reasonable times upon prior notice to such Assignor. Upon the occurrence and during the continuance of an Event of Default and at the request of the Collateral Agent, such Assignor shall, at its own cost and expense, deliver all tangible evidence of its Receivables and Contract Rights (including, without limitation, all documents evidencing the Receivables and all Contracts) and such books and records to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Assignor). Upon the occurrence and during the continuance of an Event of Default and if the Collateral Agent so directs, such Assignor shall legend, in form and manner satisfactory to the Collateral Agent, the Receivables and the Contracts, as well as books, records and documents (if any) of such Assignor evidencing or pertaining to such Receivables and Contracts with an appropriate reference to the fact that such Receivables and Contracts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein.

                  3.3 Direction to Account Debtors; Contracting Parties; etc. Upon the occurrence and during the continuance of an Event of Default, if the Collateral Agent so directs any Assignor, such Assignor agrees (x) to cause all payments on account of the Receivables and Contracts to be made directly to one or more Cash Collateral Accounts (as the Collateral Agent shall so direct),
(y) that the Collateral Agent may, at its option, directly notify the obligors with respect to any Receivables and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (x), and (z) that the Collateral Agent may enforce collection of any such Receivables and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Assignor. Without notice to or assent by any Assignor, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, the Cash Collateral

Accounts which application shall be effected in the manner provided in Section
7.4 of this Agreement. The reasonable costs and expenses (including reasonable attorneys' fees) of collection, whether incurred by an Assignor or the Collateral Agent, shall be borne by the relevant Assignor. The Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (y) to the relevant Assignor, provided, that the failure by the Collateral Agent to so notify such Assignor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 3.3.

                  3.4 Modification of Terms; etc. Except in accordance with such Assignor's ordinary course of business and consistent with reasonable business judgment, no Assignor shall rescind or cancel any indebtedness evidenced by any Receivable or under any Contract, or modify any term thereof or make any adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or sell any Receivable or Contract, or interest therein, without the prior written consent of the Collateral Agent. No Assignor will do anything to impair the rights of the Collateral Agent in the Receivables or Contracts.

                  3.5 Collection. Each Assignor shall endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Receivables or obligor under any Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Receivable or Contract, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable or under such Contract, except as otherwise directed by the Collateral Agent after the occurrence and during the continuation of an Event of Default, any Assignor may allow in the ordinary course of business as adjustments to amounts owing under its Receivables and Contracts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Assignor finds appropriate in accordance with reasonable business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which such Assignor finds appropriate in accordance with reasonable business judgment. The reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) of collection, whether incurred by an Assignor or the Collateral Agent, shall be borne by the relevant Assignor.

                  3.6 Instruments. If any Assignor owns or acquires any Instrument with a value of $50,000 or more constituting Collateral (other than checks and other payment instruments received and collected in the ordinary course of business), such Assignor will within 10 Business Days notify the Collateral Agent thereof, and upon request by the Collateral Agent will promptly deliver such Instrument to the Collateral Agent appropriately endorsed to the order of the Collateral Agent as further security hereunder.

                  3.7 Assignors Remain Liable Under Receivables. Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Receivables to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Receivables.

Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Receivable pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Receivable (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

                  3.8 Assignors Remain Liable Under Contracts. Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Contracts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with and pursuant to the terms and provisions of each Contract. Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Contract pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

                  3.9 Changes of Name, Jurisdiction or Organization, etc. No Assignor shall change its name, form of organization (from that of a corporation) or jurisdiction of organization, unless it shall have (a) given the Collateral Agent not less than 30 days' prior written notice thereof, (b) provided the Collateral Agent with such other information in connection therewith as the Collateral Agent may reasonably request, and (c) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent's security interest in the Collateral intended to be granted and agreed to hereby.

                  3.10 Purchase Money Security Interests. If the Collateral Agent or any Secured Creditor gives value as defined in Section 9-103 of the UCC to enable Assignor to acquire rights in or the use of any Collateral, it shall use such value for such purposes and Assignor further agrees that repayment of any Obligation shall apply on a "first-in, first-out" basis so that the portion of the value used to acquire rights in any Collateral shall be paid in the chronological order Assignor acquired rights therein.

                  3.11 Protection of the Collateral Agent's Security. Each Assignor will do nothing to impair the rights of the Secured Creditors in the Collateral. Each Assignor assumes all liability and responsibility in connection with the Collateral owned by it and the liability of each Assignor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to it.

                  3.12 Further Actions. Each Assignor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to its Receivables, Contracts, Instruments and other property or rights covered by the security interest hereby granted, as the Collateral Agent may reasonably require.

                                   ARTICLE IV

                    SPECIAL PROVISIONS CONCERNING TRADEMARKS

                  4.1 Additional Representations and Warranties. Each Assignor represents and warrants that it is the true and lawful owner of or otherwise has the right to use the registered Marks listed in Annex E hereto for such Assignor and that said listed Marks include all United States registered marks and applications for United States registered marks in the United States Patent and Trademark Office that such Assignor owns or uses in connection with its business as of the date hereof (or intends to use in the case of an Intent to Use application for trademark registration). Each Assignor represents and warrants that it owns, is licensed to use or otherwise has the right to use, all Marks that it uses. Each Assignor further warrants that it has no knowledge of any material third party claim received by it that any aspect of such Assignor's present or contemplated business operations infringes or will infringe any trademark, service mark or trade name of any other Person. Each Assignor represents and warrants that it is the true and lawful owner of or otherwise has the right to use all U.S. trademark registrations and applications listed in Annex E hereto and that said registrations are valid, subsisting, have not been canceled and that such Assignor is not aware of any material third-party claim that any of said registrations is invalid or unenforceable, or is not aware that there is any reason that any of said registrations is invalid or unenforceable, or is not aware that there is any reason that any of said applications will not pass to registration. Each Assignor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of an Event of Default, any document which may be required by the United States Patent and Trademark Office in order to effect an absolute assignment of all right, title and interest in each Mark, and record the same.

                  4.2 Licenses and Assignments. Except as otherwise permitted by the Secured Debt Agreements, each Assignor hereby agrees not to divest itself of any right under any Mark absent prior written approval of the Collateral Agent.

                  4.3 Infringements. Each Assignor agrees, promptly upon learning thereof, to notify the Collateral Agent in writing of the name and address of, and to furnish such pertinent information that may be available with respect to, any party who may be infringing or diluting or otherwise violating any of such Assignor's rights in and to any significant Mark, or with respect to any party claiming that such Assignor's use of any Mark violates in any material respect any property right of that party. Each Assignor further agrees to prosecute diligently in accordance with reasonable business practices any Person infringing any significant Mark.

                  4.4 Preservation of Marks. Each Assignor agrees to use or license (along with the associated goodwill) the use of its Marks in interstate commerce during the time in which this Agreement is in effect and to take all such other actions as are necessary to preserve such Marks as trademarks or service marks under the laws of the United States including, without limitation, maintaining the quality of all associated products or services and assuring the use of proper statutory notice of such Marks in association with each associated product or service.

                  4.5 Maintenance of Registration. Each Assignor shall, at its own expense, diligently process all documents required to maintain trademark registrations and/or to prosecute pending applications for registration, including but not limited to affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all of its significant registered Marks or applications for registration, and shall pay all fees and disbursements in connection therewith and shall not abandon any such application for registration of a Mark, filing of affidavit of use or any such application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Collateral Agent (other than with respect to registrations and applications deemed by such Assignor to be no longer desirable in the conduct of its business). Each Assignor shall, at its own expense, vigorously defend the validity and enforceability of any Mark or registration of a Mark in any proceeding or litigation.

                  4.6 Future Registered Marks. If any Mark registration is issued hereafter to any Assignor as a result of any application now or hereafter pending before the United States Patent and Trademark Office, within 30 days of receipt of such certificate, such Assignor shall deliver to the Collateral Agent a copy of such certificate, and a grant of a security interest in such Mark, to the Collateral Agent and at the expense of such Assignor, confirming the grant of a security interest in such Mark to the Collateral Agent hereunder, the form of such security to be substantially in the form of Annex I hereto or in such other form as may be reasonably satisfactory to the Collateral Agent.

                  4.7 Remedies. If an Event of Default shall occur and be continuing, and until such Event of Default is cured or waived in writing to the written satisfaction of the Required Lenders, the Collateral Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders, by written notice to the relevant Assignor, take any or all of the following actions: (i) declare and assign the entire right, title and interest of such Assignor in and to each of the Marks, together with all trademark rights and rights of protection to the same, vested in the Collateral Agent for the benefit of the Secured Creditors, in which event such rights, title and interest shall immediately vest, in the Collateral Agent for the benefit of the Secured Creditors, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 4.1 hereof to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency;
(ii) take and use or sell the Marks and the goodwill of such Assignor's business symbolized by the Marks and the right to carry on the business and use the assets of such Assignor in connection with which the Marks have been used; and
(iii) direct such Assignor to refrain, in which event such Assignor shall refrain, from using the Marks in any manner whatsoever, directly or indirectly, and such Assignor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of the Marks and registrations and any pending trademark application in the United States Patent and Trademark Office to the Collateral Agent.

                                    ARTICLE V

                          SPECIAL PROVISIONS CONCERNING
                      PATENTS, COPYRIGHTS AND TRADE SECRETS

                  5.1 Additional Representations and Warranties. Each Assignor represents and warrants that it is the true and lawful owner of all rights in or has the right to use (i) all Trade Secret Rights, (ii) the Patents listed in Annex F hereto for such Assignor and that said Patents constitute all the United States or non-United States patents and applications for United States or non-United States patents that such Assignor owns as of the date hereof and (iii) the Copyrights listed in Annex G hereto for such Assignor and that said Copyrights constitute all the United States copyrights registered with the United States Copyright Office and applications to register United States copyrights that such Assignor owns as of the date hereof. Each Assignor further warrants that it has no knowledge of any third party claim that any aspect of such Assignor's present or contemplated business operations infringes or will infringe any patent or copyright of any other Person or such Assignor has misappropriated any trade secret or proprietary information. Each Assignor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of any Event of Default, any document which may be required by the United States Patent and Trademark Office or the United States Copyright Office in order to effect an absolute assignment of all right, title and interest in each Patent, including the right to past damages and to record the same.

                  5.2 Licenses and Assignments. Except as otherwise permitted by the Secured Debt Agreements, each Assignor hereby agrees not to divest itself of any right under any Patent or Copyright acquired after the date hereof absent prior written approval of the Collateral Agent.

                  5.3 Infringements. Each Assignor agrees, promptly upon learning thereof, to furnish the Collateral Agent in writing with all pertinent information available to such Assignor with respect to any infringement, contributing infringement or active inducement to infringe or other violation of such Assignor's rights in any significant Patent or significant Copyright or to any claim that the practice of any Patent or use of any Copyright violates any property right of a third party, or with respect to any misappropriation of any Trade Secret Right or any claim that practice of any Trade Secret Right violates any property right of a third party. Each Assignor further agrees, absent direction of the Collateral Agent to the contrary, to diligently prosecute any Person infringing any significant Patent or significant Copyright or any Person misappropriating any significant Trade Secret Right in accordance with reasonable business practices.

                  5.4 Maintenance of Patents or Copyright. At its own expense, each Assignor shall make timely payment of all post-issuance fees and take all actions necessary to maintain in force its rights under each Patent or Copyright, absent prior written consent of the Collateral Agent, except to the extent that such Assignor has determined in its reasonable business judgment that the maintenance of such Patent or Copyright is no longer necessary in the conduct of its business. Assignor shall assure that proper statutory notice is used in conjunction with all products or services covered by any Patent or Copyright. Each Assignor shall, at its own expense, vigorously defend the validity and enforceability of any Patent in any proceeding or litigation.

                  5.5 Prosecution of Patent Applications. At its own expense, each Assignor shall diligently prosecute all significant applications for (i) United States Patents listed in Annex F hereto, (ii) Copyrights listed on Annex G hereto, and (iii) all after-acquired or filed patent or copyright applications in each case for such Assignor and shall not abandon any such application prior to exhaustion of all administrative and judicial remedies absent written consent of the Collateral Agent, except to the extent that such Assignor has determined in its reasonable business judgment that such application is no longer necessary in the conduct of its business.

                  5.6 Future Patents and Copyrights. Within 30 days of the acquisition or issuance of a United States Patent, registration of a Copyright, or acquisition of a registered Copyright, or of filing of an application for a United States Patent or Copyright, the relevant Assignor shall deliver to the Collateral Agent a copy of said Copyright or certificate or registration of, or application therefor, said Patents, as the case may be, with a grant of a security interest in such Patent or Copyright, as the case may be, to the Collateral Agent and at the expense of such Assignor, confirming the grant of a security interest, the form of such grant of a security interest to be substantially in the form of Annex I or J hereto, as appropriate, or in such other form as may be reasonably satisfactory to the Collateral Agent.

                  5.7 Remedies. If an Event of Default shall occur and be continuing, and until such Event of Default is cured or waived in writing to the written satisfaction of the Required Lenders, the Collateral Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders, by written notice to the relevant Assignor, take any or all of the following actions: (i) declare and assign the entire right, title, and interest of such Assignor in each of the Patents and Copyrights vested in the Collateral Agent, including the right to sue for past damages, for the benefit of the Secured Creditors, in which event such right, title, and interest and right to sue for past damages shall immediately vest in the Collateral Agent for the benefit of the Secured Creditors, in which case the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 5.1 hereof to execute, cause to be acknowledged and notarized and to record said absolute assignment with the applicable agency; (ii) take and practice or sell the Patents and Copyrights; and (iii) direct such Assignor to refrain, in which event such Assignor shall refrain, from practicing the Patents and using the Copyrights directly or indirectly, and such Assignor shall execute such further documents as the Collateral Agent may request further to confirm this and to transfer ownership of the Patents and Copyrights to the Collateral Agent for the benefit of the Secured Creditors.

                                   ARTICLE VI

                      PROVISIONS CONCERNING ALL COLLATERAL

                  6.1 Protection of Collateral Agent's Security. Each Assignor will do nothing to impair the rights of the Collateral Agent in the Collateral. Each Assignor will at all times keep its Inventory and Equipment insured in favor of the Collateral Agent, at such Assignor's own expense to the extent and in the manner provided in the Credit Agreement. Except to the extent otherwise permitted to be retained by such Assignor or applied by such Assignor pursuant to the terms of the Credit Agreement, the Collateral Agent shall, at the time any proceeds of such insurance are distributed to the Secured Creditors, apply such proceeds in accordance with Section 7.4 hereof. Each Assignor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Assignor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Assignor.

                  6.2 Warehouse Receipts Non-negotiable. To the extent practicable, each Assignor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory, such Assignor shall request that such warehouse receipt or receipt in the nature thereof shall not be "negotiable" (as such term is used in Section 7-104 of the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant law).

                  6.3 Further Actions. Each Assignor will, at its own expense and upon the reasonable request of the Collateral Agent, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which the Collateral Agent deems reasonably appropriate or advisable to perfect, preserve or protect its security interest in the Collateral.

                  6.4 Financing Statements. Each Assignor agrees to execute and deliver to the Collateral Agent such financing statements, in form reasonably acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request or as are reasonably necessary or desirable in the opinion of the Collateral Agent to establish and maintain a valid, enforceable, first priority perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby all in accordance with the UCC as enacted in any and all relevant jurisdictions or any other relevant law. Each Assignor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. Each Assignor hereby authorizes the Collateral Agent to file any such financing statements without the signature of such Assignor where permitted by law.

                  6.5 Authorization to File. Each Assignor hereby authorizes the Collateral Agent to file a record or records (as defined in Article 9 of the UCC), including, without limitation, financing statements, in all jurisdictions and with all filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as "all assets" or "all personal property," and such financing statements may be filed prior to the date of this Agreement.

                                   ARTICLE VII

                  REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT

                  7.1 Remedies; Obtaining the Collateral Upon Default. Each Assignor agrees that, if any Event of Default shall have occurred and be continuing, then and in every case, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law, shall have all rights as a secured creditor under any UCC, and such additional rights and remedies to which a secured creditor is entitled under the laws in effect, in all relevant jurisdictions and, each Assignor agrees that, if an Event of Default shall have occurred and be continuing, and until such Event of Default is cured or waived in writing to the written satisfaction of the Required Lenders, the Collateral Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders, by written notice to the relevant Assignor, take any or all of the following actions,:

                           (i) personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Assignor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Assignor's premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Assignor;

                           (ii) instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Receivables and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of such Assignor in respect of such Collateral;

                           (iii)    withdraw all monies, securities and
         instruments in the Cash Collateral Account(s) for application to the Obligations in accordance with Section 7.4 hereof;

                           (iv) sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section
         7.2 hereof, or direct the relevant Assignor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

                           (v) personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, by directing the relevant Assignor in writing to deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent, in which event such Assignor shall at its own expense:

                                    (x)      forthwith cause the same to be
                           moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;

                                    (y)      store and keep any Collateral so
                           delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 7.2 hereof; and

                                    (z)      while the Collateral shall be so
                           stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition; and

                           (vi) license or sublicense, whether on an exclusive or nonexclusive basis, any Marks, Patents, Copyrights or Proprietary Information included in the Collateral for such term and on such conditions and in such manner as the Collateral Agent shall in its sole judgment determine;

it being understood that each Assignor's obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Assignor of said obligation. By accepting the benefits of this Agreement, the Secured Creditors agree that this Agreement may be enforced only by the action of the Collateral Agent acting upon the instructions of the Required Secured Creditors and that no other Secured Creditor shall have any right individually to seek to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Creditors upon the terms of this Agreement and the Credit Agreement.

                  7.2 Remedies; Disposition of the Collateral. If any Event of Default shall have occurred and be continuing, then any Collateral repossessed by the Collateral Agent under or pursuant to Section 7.1 hereof and any other Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair at the expense of the relevant Assignor which the Collateral Agent shall determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceedings permitted by such requirements shall be made upon not less than 10 days' prior written notice to the relevant Assignor specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of the relevant Assignor or any nominee of such Assignor to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. Any such disposition which shall be a public sale permitted by such requirements shall be made upon not less than 10 days' prior written notice to the relevant Assignor specifying the time and place of such sale and, in the absence of applicable requirements of law, shall be by public auction (which may, at the Collateral Agent's option, be subject to reserve), after publication of notice of such auction (where required by applicable law) not less than 10 days prior thereto. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned. To the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section without accountability to the relevant Assignor. If, under mandatory requirements of applicable law, the Collateral Agent shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to the relevant Assignor as hereinabove specified, the Collateral Agent need give such Assignor only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of applicable law. Each Assignor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such sale or sales of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Assignor's expense.

                  7.3 Waiver of Claims. Except as otherwise provided in this Agreement, EACH ASSIGNOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT'S TAKING POSSESSION OR THE COLLATERAL AGENT'S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Assignor hereby further waives, to the extent permitted by law:

                           (i) all damages occasioned by such taking of possession except any damages which are the direct result of the Collateral Agent's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

                           (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent's rights hereunder; and

                           (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Assignor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Assignor therein and thereto, and shall be a perpetual bar both at law and in equity against such Assignor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Assignor.

                  7.4      Application of Proceeds.

                  (a) All moneys collected by the Collateral Agent (or, to the extent the Pledge Agreement, any Mortgage or any Additional Security Document require proceeds of collateral under such other Security Document to be applied in accordance with the provisions of this Agreement, the Pledge or Collateral Agent under such other Security Document) upon any sale or other disposition of the Collateral, together with all other moneys received by the Collateral Agent hereunder, shall be applied as follows.

                           (i) first, to the payment of all amounts owing the Collateral Agent of the type described in clauses (iii) and (iv) of the definition of "Obligations";

                           (ii) second, to the extent proceeds remain after the application pursuant to the preceding clause (i), an amount equal to the outstanding Primary Obligations shall be paid to the Secured Creditors as provided in Section 7.4(e) hereof, with each Secured Creditor receiving an amount equal to such outstanding Primary Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

                           (iii) third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Secondary Obligations shall be paid to the Secured Creditors as provided in Section 7.4(e) hereof, with each Secured Creditor receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed; and

                           (iv) fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, and following the termination of this Agreement pursuant to
         Section 10.8(a) hereof, to the relevant Assignor or to whomever may be lawfully entitled to receive such surplus.

                  (b) For purposes of this Agreement, (x) "Pro Rata Share" shall mean, when calculating a Secured Creditor's portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor's Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations or Secondary Obligations, as the case may be, (y) "Primary Obligations" shall mean (i) in the case of the Credit Document Obligations, all principal of, premium, fees and interest on, all Loans, all Unpaid Drawings theretofore made (together with all interest accrued thereon), the aggregate Stated Amount of all Letters of Credit issued or deemed issued under the Credit Agreement and all Fees and (ii) in the case of the Other Obligations, all amounts due under such Interest Rate Protection Agreements or Other Hedging Agreements (other than indemnities, fees (including, without limitation, attorneys' fees) and similar obligations and liabilities) and (z) "Secondary Obligations" shall mean all Obligations other than Primary Obligations.

                  (c) When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors hereunder shall be applied (for purposes of making determinations under this Section 7.4 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations. If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Creditors entitled to such distribution.

                  (d) Each of the Secured Creditors, by their acceptance of the benefits hereof, agrees and acknowledges that if the Lender Creditors are to receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under the Credit Agreement (which shall only occur after all outstanding Loans and Unpaid Drawings with respect to such Letters of Credit have been paid in full), such amounts shall be paid to the Administrative Agent under the Credit Agreement and held by it, for the equal and ratable benefit of the Lender Creditors, as cash security for the repayment of Obligations owing to the Lender Creditors as such. If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit, and after the application of all such cash security to the repayment of all Obligations owing to the Lender Creditors after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the Collateral Agent for distribution in accordance with Section 7.4(a) hereof.

                  (e) All payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent under the Credit Agreement for the account of the Lender Creditors, and (y) if to the Other Creditors, to the trustee, paying agent or other similar representative (each a "Representative") for the Other Creditors or, in the absence of such a Representative, directly to the Other Creditors.

                  (f) For purposes of applying payments received in accordance with this Section 7.4, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under the Credit Agreement and (ii) the Representative for the Other Creditors or, in the absence of such a Representative, upon the Other Creditors for a determination (which the Administrative Agent, each Representative for any Other Creditors and the Secured Creditors agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Lender Creditors or the Other Creditors, as the case may be. Unless it has actual knowledge (including by way of written notice from a Lender Creditor or an Other Creditor) to the contrary, the Administrative Agent and each Representative, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding. Unless it has actual knowledge (including by way of written notice from an Other Creditor) to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Interest Rate Protection Agreements or Other Hedging Agreements are in existence.

                  (g) It is understood that the Assignors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

                  7.5 Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given under this Agreement, the other Secured Debt Agreements or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein. No notice to or demand on any Assignor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable expenses, including reasonable attorneys' fees, and the amounts thereof shall be included in such judgment.

                  7.6 Discontinuance of Proceedings. In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Assignor, the Collateral Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

                                  ARTICLE VIII

                                    INDEMNITY

                  8.1      Indemnity.

                  (a) Each Assignor jointly and severally agrees to indemnify, reimburse and hold the Collateral Agent, each other Secured Creditor and their respective successors, permitted assigns, employees and agents (hereinafter in this Section 8.1 referred to individually as "Indemnitee," and collectively as "Indemnitees") harmless from any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all costs, expenses or disbursements (including reasonable attorneys' fees and expenses) (for the purposes of this Section 8.1 the foregoing are collectively called "expenses") of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement, any other Secured Debt Agreement or any other document executed in connection herewith or therewith or in any other way connected with the administration of the transactions contemplated hereby or thereby or the enforcement of any of the terms of, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), the violation of the laws of any country, state or other governmental body or unit, any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage), or contract claim; provided that no Indemnitee shall be indemnified pursuant to this Section 8.1(a) for losses, damages or liabilities to the extent caused by the gross negligence or willful misconduct of such Indemnitee (a) determined by a court of competent jurisdiction in a final and non-appealable decision). Each Assignor agrees that upon written notice by any Indemnitee of the assertion of such a liability, obligation, damage, injury, penalty, claim, demand, action, suit or judgment, the relevant Assignor shall assume full responsibility for the defense thereof. Each Indemnitee agrees to use its best efforts to promptly notify the relevant Assignor of any such assertion of which such Indemnitee has knowledge.

                  (b) Without limiting the application of Section 8.1(a) hereof, each Assignor agrees, jointly and severally, to pay, or reimburse the Collateral Agent for any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Collateral Agent's Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent's interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral.

                  (c)      Without limiting the application of Section 8.1(a) or
         (b) hereof, each Assignor agrees, jointly and severally, to pay, indemnify and hold each Indemnitee harmless from and against any loss, costs, damages and expenses which such Indemnitee may suffer, expend or incur in consequence of or growing out of any misrepresentation by any Assignor in this Agreement, any other Secured Debt Agreement or in any writing contemplated by or made or delivered pursuant to or in connection with this Agreement or any other Secured Debt Agreement.

                  (d) If and to the extent that the obligations of any Assignor under this Section 8.1 are unenforceable for any reason, such Assignor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

                  8.2 Indemnity Obligations Secured by Collateral; Survival. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Obligations secured by the Collateral. The indemnity obligations of each Assignor contained in this Article VIII shall continue in full force and effect notwithstanding the full payment of all of the other Obligations and notwithstanding the full payment of all the Notes issued, and Loans made under the Credit Agreement, the termination of all Interest Rate Protection Agreements, Other Hedging Agreements and Letters of Credit and the payment of all other Obligations and notwithstanding the discharge thereof.

                                   ARTICLE IX

                                   DEFINITIONS

                  The following terms shall have the meanings herein specified. Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

                  "Account" means an "account" as defined in the Minnesota UCC.

                  "Administrative Agent" has the meaning provided in the recitals of this Agreement.

                  "Agreement" means this Security Agreement as the same may be modified, supplemented or amended from time to time in accordance with its terms.

                  "Assignor" has the meaning provided in the first paragraph of this Agreement.

                  "Borrower" has the meaning provided in the recitals of this Agreement.

                  "Cash Collateral Account" means a Deposit Account which is (i) maintained with, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Creditors, and (ii) is the subject of a Control Agreement.

                  "Certificated Security" means a "certificated security" as defined in the Minnesota UCC.

                  "Chattel Paper" means "chattel paper" as defined in the Minnesota UCC.

                  "Class" has the meaning provided in Section 10.2 of this Agreement.

                  "Collateral" has the meaning provided in Section 1.1(a) of this Agreement.

                  "Collateral Agent" has the meaning provided in the first paragraph of this Agreement.

                  "Commodities Accounts" means a "commodity account" as defined in the Minnesota UCC. The term "Commodities Accounts" shall include, without limitation, all of the accounts listed on Annex H under the heading "Commodities Accounts" as such annex may be amended or supplemented from time to time.

                  "Contract Rights" means all rights of any Assignor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

                  "Contracts" means all contracts between any Assignor and one or more additional parties (including, without limitation, any Interest Rate Protection Agreements, Other Hedging Agreements, and any partnership agreements, joint venture agreements and limited liability company agreements), but excluding any contract to the extent that (but only as long as) the terms thereof prohibit the assignment of, or granting a security interest in, such contract (it being understood and agreed, however, (i) that notwithstanding the foregoing, all rights to payment for money due or to become due pursuant to any such excluded contract shall be subject to the security interests created by this Agreement and (ii) such excluded contract shall otherwise be subject to the security interests created by this Agreement upon receiving any necessary approvals or waivers permitting the assignment thereof).

                  "Control Agreement" means, in the case of a Securities Account, an agreement substantially in the form of Annex H to the Pledge Agreement, and in the case of a Deposit Account, an agreement substantially in the form of Annex I to the Pledge Agreement.

                  "Copyrights" means any United States or foreign copyright now or hereafter owned by any Assignor, including any registrations of any Copyrights, in the United States Copyright Office or any foreign equivalent office, as well as any application for a copyright registration now or hereafter made with the United States Copyright Office or any foreign equivalent office by any Assignor.

                  "Credit Agreement" has the meaning provided in the recitals of this Agreement.

                  "Credit Document Obligations" has the meaning provided in the definition of "Obligations" in this Article IX.

                  "Default" means any event which, with notice or lapse of time, or both, would constitute an Event of Default.

                  "Deposit Account" means a "deposit account" as defined in the Minnesota UCC. The term "Deposit Accounts" shall include, without limitation, all of the accounts listed on Annex H under the heading "Deposit Accounts" as such schedule may be amended or supplemented from time to time.

                  "Document" means a "document" as defined in the Minnesota UCC.

                  "Equipment" means any "equipment," as such term is defined in the Minnesota UCC, now or hereafter owned by any Assignor and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles now or hereafter owned by any Assignor and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

                  "Event of Default" means any Event of Default under, and as defined in, the Credit Agreement and shall in any event include, without limitation, any payment default on any of the Other Obligations after the expiration of any applicable grace period.

                  "General Intangible" means a "general intangible" as defined in the Minnesota UCC. The term "General Intangibles" shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Contracts, all Intellectual Property, all Payment Intangibles, all partnership interests, and all limited liability company and membership interests (in each case, regardless of whether characterized as general intangibles under the UCC).

                  "Goods" means "goods" as defined in the Minnesota UCC.

                  "Indemnitee" has the meaning provided in Section 8.1 of this Agreement.

                  "Instrument" means an "instrument" as defined in the Minnesota UCC.

                  "Insurance" means (i) all insurance policies covering all Collateral (regardless of whether the Collateral Agent is the loss payee) and
(ii) all key-man life insurance policies.

                  "Intellectual Property" means all Patents, Copyrights and Marks of the Assignors or any of them.

                  "Inventory" means "inventory" as defined in the Minnesota UCC.

                  "Investment Property" means "investment property" as defined in the Minnesota UCC.

                  "Investment Related Property" means Investment Property, and without limitation, shall include all Deposit Accounts (including the Collateral Account(s)), all Securities Accounts, and all Commodities Accounts (in each case regardless of whether classified as Investment Property under the UCC).

                  "Lender Creditors" has the meaning provided in the recitals of this Agreement.

                  "Lenders" has the meaning provided in the recitals of this Agreement.

                  "Letter of Credit Right" means a "Letter of Credit Right" as defined in the Minnesota UCC.

                  "Liens" means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor's interest in a financing lease or analogous instrument, in, of, or on any Assignor's property.

                  "Marks" means all right, title and interest in and to any trademarks, service marks and trade names now held or hereafter acquired by any Assignor, including any registration or application for registration of any trademarks and service marks now held or hereafter acquired by an Assignor, which are registered in the United States Patent and Trademark Office or the equivalent thereof in any state of the United States or any foreign equivalent office; as well as any unregistered marks used by any Assignor and any trade dress including logos, designs, company names, business names, fictitious business names and other business identifiers used by any Assignor, excluding, however, from the term "Marks" any United States Intent-to-Use trademark application prior to the filing and acceptance of a Statement of Use or an Amendment to allege use in connection therewith to the extent that a valid security interest may not be taken in such an Intent-to-Use trademark application under applicable law.

                  "Minnesota UCC" means the UCC as in effect in Minnesota on the date hereof.

                  "Money" means Money as defined in the Minnesota UCC.

                  "Non-Assignable Contract" - see Section 1(b) of this
Agreement..

                  "Non-Assignable Intellectual Property" - see Section 1(b) of this Agreement.

                  "Obligations" means (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations and indebtedness (including, without limitation, indemnities, Fees and interest thereon) of each Assignor to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with the Credit Agreement and the other Credit Documents to which such Assignor is a party (including, in the case of each Assignor which is a Subsidiary Guarantor, all such obligations and indebtedness of such Assignor under the Subsidiaries Guaranty) and the due performance and compliance by such Assignor with all of the terms, conditions and agreements contained in the Credit Agreement and in such other Credit Documents (all such obligations and liabilities under this clause (i), except to the extent consisting of obligations or indebtedness with respect to Interest Rate Protection Agreements or Other Hedging Agreements, being herein collectively called the "Credit Document Obligations"); (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations and liabilities owing by such Assignor to the Other Creditors under, or with respect to (including, in the case of each Assignor which is a Subsidiary Guarantor, by reason of the Subsidiaries Guaranty), any Interest Rate Protection Agreement or Other Hedging Agreement, whether such Interest Rate Protection Agreement or Other Hedging Agreement is now in existence or hereafter arising, and the due performance and compliance by such Assignor with all of the terms, conditions and agreements contained therein (all such obligations and liabilities described in this clause (ii) being herein collectively called the "Other Obligations"); (iii) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral; (iv) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of such Assignor referred to in clauses (i) and (ii) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys' fees and court costs; and (v) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 8.1 of this Agreement; it being acknowledged and agreed that the "Obligations" shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.

                  "Other Creditors" has the meaning provided in the recitals of this Agreement.

                  "Other Obligations" has the meaning provided in the definition of "Obligations" in this Article IX.

                  "Patents" means all right, title and interest in and to any United States or non-United States patent to which any Assignor now or hereafter has title and any divisions continuations, reissues or reexaminations thereof, as well as any application for a patent now or hereafter made or acquired by any Assignor.

                  "Payment Intangible" means a "payment intangible" as defined in the Minnesota UCC.

                  "Permits" means, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations of or from any governmental authority or agency.

                  "Primary Obligations" has the meaning provided in Section 7.4(b) of this Agreement.

                  "Pro Rata Share" has the meaning provided in Section 7.4(b) of this Agreement.

                  "Proceeds" means "proceeds" as defined in the Minnesota UCC. Proceeds shall include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or any Assignor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Assignor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

                  "Proprietary Information" means all information and know-how worldwide, including, without limitation, data collections; technical data; manufacturing data; research and development data; data relating to compositions, processes and formulations, manufacturing and production know-how and experience; management know-how; training programs; manufacturing, engineering and other drawings; specifications; performance criteria; operating instructions; maintenance manuals; technology; technical information; software; engineering and computer data and databases; design and engineering specifications; catalogs; financial, business and marketing plans; inventions and invention disclosures.

                  "Receivables" means all Accounts, all Chattel Paper, and all Payment Intangibles, now or hereafter owned by any Assignor and, in any event, shall include all Supporting Obligations, including without limitation all of such Assignor's rights to payment for goods sold or leased or services performed by such Assignor, whether now in existence or arising from time to time hereafter, including, without limitation, rights evidenced by an account, note, contract, security agreement, chattel paper, or other evidence of indebtedness or security, together with (a) all security pledged, assigned, hypothecated or granted to or held by such Assignor to secure the foregoing, (b) all of any Assignor's right, title and interest in and to any goods, the sale of which gave rise thereto, (c) all guarantees, endorsements and indemnifications on, or of, any of the foregoing, (d) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection therewith,
(e) all books, records, ledger cards, and invoices relating thereto, (f) all evidences of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration officers, (g) all credit information, reports and memoranda relating thereto and (h) all other writings related in any way to the foregoing.

                  "Representative" has the meaning provided in Section 7.4(e) of this Agreement.

                  "Required Secured Creditors" means (i) the Required Lenders (or, to the extent required by Section 13.11 of the Credit Agreement, each of the Lenders) under the Credit Agreement so long as any Credit Document Obligations remain outstanding and (ii) in any situation not covered by the preceding clause (i), the holders of a majority of the outstanding principal amount of the Other Obligations.

                  "Requisite Creditors" has the meaning provided in Section 10.2 of this Agreement.

                  "Secondary Obligations" has the meaning provided in Section 7.4(b) of this Agreement.

                  "Secured Creditors" has the meaning provided in the recitals of this Agreement.

                  "Secured Debt Agreements" means and include this Agreement, the other Credit Documents and the Interest Rate Protection Agreements and Other Hedging Agreements.

                  "Securities Account" means a "securities account" as defined in the Minnesota UCC. The term "Securities Accounts" shall include, without limitation, all of the accounts listed on Annex H under the heading "Securities Accounts" (as such schedule may be amended or supplemented from time to time).

                  "Securities Entitlement" means a "securities entitlement" as defined in the Minnesota UCC.

                  "Supporting Obligation" means a "supporting obligation" as defined in the Minnesota UCC.

                  "Termination Date" has the meaning provided in Section 10.8 of this Agreement.

                  "Trade Secrets" means any secretly held existing engineering and other data, information, production procedures and other know-how relating to the design, manufacture, assembly, installation, use, operation, marketing, sale and servicing of any products or business of an Assignor worldwide whether written or not written.

                  "Trade Secret Rights" means the rights of an Assignor in any Trade Secret it holds.

                  "UCC" means the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

                  "Uncertificated Security" means an "uncertificated security" as defined in the Minnesota UCC.

                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1 Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, telegraph, telex, telecopy, cable or overnight courier service and all such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier and when mailed shall be effective three Business Days following deposit in the mail with proper postage, except that notices and communications to the Collateral Agent or any Assignor shall not be effective until received by the Collateral Agent or such Assignor, as the case may be. All notices and other communications shall be in writing and addressed as follows:

                  (a)      if to any Assignor, at:

                           c/o infoUSA Inc.
                           5711 South 86th Circle
                           Omaha, Nebraska  68127
                           Attention:  Chief Financial Officer
                           Telephone No.:  (402) 593-4500
                           Telecopier No.: (402) 331-1505

                  (b)      if to the Collateral Agent, at:

                           Wells Fargo Bank, National Association
                           1740 Broadway
                           MAC: C7300-034
                           Denver, Colorado 80209
                           Attention: Kevin Rapp
                           Tel. No.:   (___) ___________
                           Fax. No.:   (___) ___________

                  (c) if to any Lender Creditor, at such address as such Lender Creditor shall have specified in the Credit Agreement;

                  (d) if to any Other Creditor, at such address as such Other Creditor shall have specified in writing to each Assignor and the Collateral Agent;

or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

                  10.2 Waiver; Amendment. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Assignor directly effected thereby and the Collateral Agent (with the written consent of the Required Secured Creditors); provided, however, that any change, waiver, modification or variance affecting the rights and benefits of a single Class of Secured Creditors (and not all Secured Creditors in a like or similar manner) shall require the written consent of the Requisite Creditors of such affected Class. For the purpose of this Agreement, the term "Class" shall mean each class of Secured Creditors, i.e., whether (x) the Lender Creditors as holders of the Credit Document Obligations or (y) the Other Creditors as the holders of the Other Obligations. For the purpose of this Agreement, the term "Requisite Creditors" of any Class shall mean each of (x) with respect to the Credit Document Obligations, the Required Lenders and (y) with respect to the Other Obligations, the holders of at least a majority of all obligations outstanding from time to time under the respective Interest Rate Protection Agreements or Other Hedging Agreements.

                  10.3 Obligations Absolute. The obligations of each Assignor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Assignor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Secured Debt Agreement; or (c) any amendment to or modification of any Secured Debt Agreement or any security for any of the Obligations; whether or not such Assignor shall have notice or knowledge of any of the foregoing.

                  10.4 Successors and Assigns. This Agreement shall be binding upon each Assignor and its successors and assigns (although no Assignor may assign its rights and obligations hereunder) and shall inure to the benefit of the Collateral Agent and the Secured Creditors and their respective successors and assigns. All agreements, statements, representations and warranties made by each Assignor herein or in any certificate or other instrument delivered by such Assignor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Secured Debt Agreements regardless of any investigation made by the Secured Creditors or on their behalf.

                  10.5 Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

                  10.6 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF MINNESOTA.

                  10.7 Assignor's Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Assignor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Assignor under or with respect to any Collateral.

                  10.8     Termination; Release

                  (a) After the Termination Date, this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation, in Section 8.1 hereof shall survive such termination) and the Collateral Agent, at the request and expense of the respective Assignor, will promptly execute and deliver to such Assignor a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement. As used in this Agreement, "Termination Date" shall mean the date upon which the Total Commitment and all Interest Rate Protection Agreements and Other Hedging Agreements have been terminated, no Note is outstanding (and all

         Loans have been repaid in full), all Letters of Credit have been terminated and all Obligations then due and payable have been paid in full.

                  (b) In the event that any part of the Collateral is sold in connection with a sale permitted by Section 10.2 of the Credit Agreement (other than a sale to any Assignor or a Subsidiary thereof) or otherwise released at the direction of the Required Secured Creditors and the proceeds of such sale or sales or from such release are applied in accordance with the provisions of the Credit Agreement, to the extent required to be so applied, such Collateral will be sold free and clear of the Liens created by this Agreement and the Collateral Agent, at the request and expense of the relevant Assignor, will duly and promptly assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or released and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement.

                  (c) At any time that an Assignor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 10.8(a) or (b), such Assignor shall deliver to the Collateral Agent a certificate signed by a senior officer of such Assignor stating that the release of the respective Collateral is permitted pursuant to Section 10.8(a) or
         (b).

                  10.9 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with each Assignor and the Collateral Agent.

                  10.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  10.11 The Collateral Agent. The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Article 12 of the Credit Agreement. The Collateral Agent shall act hereunder and thereunder on the terms and conditions set forth herein and in Article 12 of the Credit Agreement.

                  10.12 Benefit of Agreement. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns.

                  10.13 Additional Assignors. It is understood and agreed that any Subsidiary of the Borrower that is required to execute a counterpart of this Agreement after the date hereof pursuant to the Credit Agreement shall become an Assignor hereunder by executing a counterpart hereof and delivering the same to the Collateral Agent (it being understood that in connection therewith, such Subsidiary shall supplement Annexes A through H with information pertaining to such Subsidiary).

                                      * * *

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                                    infoUSA INC., as an Assignor

                                    By _________________________________________
                                    Name:_______________________________________
                                    Title: _____________________________________

                                    AMERICAN CHURCH LISTS, INC.,
                                    BJ HUNTER INFORMATION, INC.,
                                    CD-ROM TECHNOLOGIES, INC.,
                                    CITY DIRECTORIES, INC.,
                                    CLICKACTION INC.,
                                    DONNELLEY MARKETING, INC.,
                                    HILL-DONNELLY CORPORATION
                                    IDEXEC, INC.,
                                    INFOUSA MARKETING, INC.,
                                    LIST BAZAAR.COM, INC.,
                                    MARKADO, INC.,
                                    STRATEGIC INFORMATION MANAGEMENT, INC.,
                                    TGMVC CORPORATION,
                                    TRIPLEX DIRECT MARKETING CORP.,
                                    WALTER KARL, INC., and
                                    YESMAIL, INC.
                                        each as an Assignor

                                    By _________________________________________
                                    Name:_______________________________________
                                    Title: _____________________________________

                                 Signature Page
                                       to
                               Security Agreement

Accepted and Agreed to:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
  as Collateral Agent

By:_____________________________
Name:___________________________
Title: _________________________